Exhibit 10.1

[***] Portions of this exhibit have been redacted in compliance with Regulation S-K Item 601(a)(6).

June 9, 2023

BY EMAIL ([***])

Christopher Holland

[***]

Re: Separation From Employment With Electromed

Dear Chris,

Per our discussions, you and Electromed, Inc. (“Electromed”) have mutually agreed to amicably conclude your employment relationship with Electromed. The purpose of this letter agreement (“Transition Letter”) is to formalize the terms of your separation from employment with Electromed.

Employment During the Transition Period

If you: (1) countersign this Transition Letter and return the countersigned Transition Letter to Electromed by June 13, 2023, and (2) you comply with all additional terms and conditions set forth in this Transition Letter, then Electromed agrees to continue your employment, and you accept continued employment with Electromed, for the period (the “Transition Period”) commencing as of today (the “Effective Date”) and continuing through June 23, 2023 (the “Separation Date”).

If you do not sign and return the countersigned Transition Letter by 12:00 p.m. Central Time on June 13, 2023, then Electromed will terminate your employment effective June 13, 2023.

During the Transition Period, you will continue to be employed by Electromed as its Chief Commercial Officer, with your duties, authority and responsibilities limited to you: (a) providing such transition duties as may be requested by me or my designee(s), (b) reasonably cooperating with Electromed with respect to the transition of your duties related to your separation from employment with Electromed, (c) following all applicable written policies and procedures adopted by Electromed, including without limitation policies related to business ethics, conflict of interest, confidentiality and protection of trade secrets, and (d) not engaging in any activity during the Transition Period that violates the Non-Competition and Non-Solicitation Agreement entered into by and between you and Electromed effective as of February 16, 2022 (the “Non-Competition Agreement”), the Ownership of Intellectual Property Agreement by and between you and Electromed (the “IP Agreement”), the Confidentiality Policy with Electromed you’ve signed (the “Confidentiality Policy”), or that is detrimental or is reasonably likely to be detrimental to Electromed’s legitimate business interests. You expressly acknowledge you are voluntarily agreeing to the scope of duties, authority and responsibilities identified in this Transition Letter, and that Electromed may relieve you of some or all of your duties, authority or responsibilities during the Transition Period.

While you are employed by Electromed during the Transition Period, (a) Electromed will continue to pay you your base salary as of the Effective Date, payable in accordance with Electromed’s normal payroll policies and procedures, and (b) you will remain eligible to participate in all employee benefit plans and programs generally available to Electromed employees (with your group health benefits ending on your last day of employment), to the extent you continue to meet the eligibility requirements for each individual plan or program and subject to the provisions, rules, and regulations of, or applicable to, the plan or program. During and after the Transition Period, you acknowledge and agree that you are not eligible for any additional compensation from Electromed, including but not limited to, any bonus or other incentive compensation or equity vesting, other than the compensation specified above or the separation pay and benefits described below (subject to the terms and conditions of this Transition Letter and the Release (as defined below)).

Upon termination of your employment with Electromed, or at any earlier time upon request from Electromed, you must deliver promptly to Electromed all Electromed property that is in your possession or under your control, including without limitation any computers, cellular telephones, credit cards, keys, records, files, documents, data, computer disks and other computer storage media.

Separation Pay and Benefits

If: (1) you satisfy all conditions identified in this Transition Letter to remain employed through the Separation Date, (2) you execute and deliver to Electromed the enclosed Release Agreement (“Release”) after the Separation Date and before expiration of the consideration period identified in the Release, (3) you do not revoke the Release during the revocation period identified in the Release, and (4) you comply with all terms of this Transition Letter and the Release, then Electromed will provide you with the Consideration (as defined in the Release). If you do not satisfy any of the conditions identified in (1)-(4) above, then you will not be eligible to receive, and will not receive, the Consideration identified in the Release.

Miscellaneous

This Transition Letter and the Release contain the complete, entire understanding of the parties to this Transition Letter related to your separation from employment. In executing this Transition Letter, no party relies on any term, condition, promise or representation other than those expressed in this Transition Letter or the Release. This Transition Letter supersedes all prior and contemporaneous oral and written agreements and discussions with respect to the subject matter hereof; provided, however, that nothing in this Transition Letter supersedes or replaces any of the terms of any Electromed policy or the terms of the Non-Competition Agreement (a copy of which is enclosed with this Transition Letter), which remains in effect in accordance with its terms. This Transition Letter may be amended or modified only by an agreement in writing signed by you and an authorized officer of Electromed.

By countersigning this Transition Letter, you are acknowledging and agreeing that you are not entitled to, and will not be entitled to, any compensation or benefits of any kind or description from Electromed except as described in this Transition Letter.

*****

We thank you for your contributions to Electromed and look forward to working with you during the Transition Period and wish you the best on your future endeavors after the Separation Date.

Sincerely,

/s/ Kathleen Skarvan

Kathleen Skarvan

President and Chief Executive Officer

Enclosures: Release Agreement

Non-Competition and Non-Solicitation Agreement

Ownership of Intellectual Property Agreement

Confidentiality Policy

By signing below, I voluntarily agree to the separation of my employment with Electromed in accordance with the terms and conditions set forth in this Transition Letter.

Christopher Holland June 13, 2023

Print Name Date

/s/ Christopher Holland

Christopher Holland

RELEASE AGREEMENT

Definitions. I intend all words used in this Release Agreement (“Release”) to have their plain meanings in ordinary English. Specific terms that I use in this Release have the following meanings:

A.	“I”, “me,” and “my” include both me (Christopher Holland) and anyone who has or obtains any legal rights or claims through me.
B.	“Electromed” means Electromed, Inc., any company related to Electromed, Inc., in the present or past (including without limitation, its predecessors, parents, subsidiaries, affiliates, joint venture partners, and divisions), and any successors of Electromed, Inc.
C.	“Corporation” means Electromed; the present and past officers, directors, committees, shareholders, and employees of Electromed; any company providing insurance to Electromed in the present or past; any employee benefit plan sponsored or maintained by Electromed (other than multiemployer plans) and the present and past fiduciaries of such plans; the attorneys for Electromed; and anyone who acted on behalf of Electromed or on instructions from Electromed.
D.	“Employment Agreement” means the Employment Agreement by and between Electromed and me effective as of February 16, 2022.
E.	“Non-Competition Agreement” means the Non-Competition and Non-Solicitation Agreement by and between Electromed and me effective as of February 16, 2022.
F.	“IP Agreement” means the Ownership of Intellectual Property Agreement by and between me and Electromed.
G.	“Confidentiality Policy” means the Confidentiality Policy with Electromed I signed.
H.	“Transition Letter” means the letter agreement dated June 9, 2023 and countersigned by me.
I.	“Separation Date” means June 23, 2023.
J.	“Consideration” means (1) an amount equal to my target bonus for Electromed’s fiscal year ending June 30, 2023, which is $89,175.00, less applicable withholdings, payable to me in a lump sum by direct deposit into my bank account on file with Electromed within fifteen (15) business days after expiration of the 15-day rescission period identified in this Release; (2) an additional amount of $28,762.00, less applicable withholdings, payable to me in a lump sum by direct deposit into my bank account on file with Electromed within fifteen (15) business days after expiration of the 15-day rescission period identified in this Release; and (3) the accelerated vesting effective immediately after the Separation Date of the portions of my unvested common stock options and restricted shares of common stock that were otherwise eligible to vest on or before July 1, 2023 (for the avoidance of doubt, all remaining unvested equity awards eligible to vest after July 1, 2023 will be forfeited in accordance with their terms).
K.	“My Claims” mean all of my rights that I now have to any relief of any kind from the Corporation, whether I now know about such rights or not, including without limitation:
1.	all claims arising out of or relating to my employment with Electromed or the termination of that employment;

2.	all claims arising out of or relating to the statements, actions, or omissions of the Corporation;
3.	all claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance, or regulation, including without limitation, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, 42 U.S.C. § 1981, the Employee Retirement Income Security Act, the Fair Credit Reporting Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Minnesota Human Rights Act, the Minneapolis Civil Rights Ordinance, and workers’ compensation non-interference or non-retaliation statutes (such as Minn. Stat. § 176.82);
4.	all claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; my activities, if any, as a “whistleblower”; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law;
5.	all claims for compensation of any kind, including without limitation, bonuses, commissions, stock-based compensation, stock options, restricted shares, or any form of equity-based compensation, vacation pay, paid time off, and expense reimbursements;
6.	all claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages; and
7.	all claims that a past unlawful decision has or has had a continuing effect on my compensation; and
8.	all claims for attorneys' fees, costs, and interest.

However, “My Claims” do not include (i) any claims that the law does not allow to be waived; (ii) any claims that may arise after the date on which I sign this Release; (iii) any claims I have to indemnification as a former executive-level employee or officer of Electromed; (iv) any claims I may have for accrued benefits under any employee benefit plan sponsored by the Corporation in which I am a participant; (v) any claims as a shareholder of the Corporation; or (vi) my right to participate in any government agency led investigation or legal proceeding against the Corporation; provided, however, “My Claims” do include, to the fullest extent legally permissible, any right or entitlement to any form of personal relief for me arising from any such claim.

Agreement to Release My Claims. If I sign and do not rescind this Release as provided below, then I will receive the Consideration. I understand and acknowledge that such Consideration includes valuable consideration in addition to anything of value that I would be entitled to receive from Electromed if I did not sign this Release or if I signed and then rescinded this Release. In exchange for the Consideration I give up and release all of My Claims. I will not make any demands or claims against the Corporation for compensation or damages relating to My Claims. The Consideration that I am receiving is a fair compromise for the release of My Claims. I understand and agree that, with the exception of money provided to me by a governmental agency as an award for providing information, I am not entitled to receive any money or other relief in connection with My Claims, regardless of who initiated or filed the charge or other proceeding.

Additional Agreements and Understandings. Even though Electromed will provide the Consideration for me to settle and release My Claims, the Corporation does not admit that it is responsible or legally obligated to me. In fact, the Corporation denies that it is responsible or legally obligated to me for My Claims, denies that it engaged in any unlawful or improper conduct toward me, and denies that it treated me unfairly.

Resignation; Acknowledgement of Continuing Obligations. I hereby confirm my cessation as an officer and employee of Electromed effective as of the Separation Date. I acknowledge and agree that I remain bound by all provisions of the Non-Competition Agreement, IP Agreement and Confidentiality Policy that survive my termination of employment with Electromed.

Cooperation. In partial consideration for the Consideration being paid to me under this Release, to the fullest extent permitted by law, I agree to cooperate with the Corporation’s reasonable requests, subject to my own availability, in: (a) providing information; (b) resolving questions; or (c) transitioning any responsibilities of information, pertaining to any matters which arose during my employment by Electromed about which I have or may have knowledge of the underlying facts or for which I had responsibility during my employment with Electromed.

Advice to Consult with an Attorney. I understand and acknowledge that I am hereby being advised by the Corporation to consult with an attorney prior to signing this Release. My decision whether to sign this Release is my own voluntary decision made with full knowledge that the Corporation has advised me to consult with an attorney.

Period to Consider the Release. I understand that I have 21 calendar days from the Separation Date or the day that I receive this Release, whichever is later and not counting the day on which I receive this Release or the Separation Date (as applicable), to consider whether I wish to sign this Release. If I sign this Release before the end of the 21-day period, it will be my voluntary decision to do so because I have decided that I do not need any additional time to decide whether to sign this Release. I also agree that any changes made to this Release before I sign it, whether material or immaterial, will not restart the 21-day period.

My Right to Rescind this Release. I understand that I may rescind this Release at any time within 15 calendar days after I sign it, not counting the day upon which I sign it. This Release will not become effective or enforceable unless and until the 15-day rescission period has expired without my rescinding it.

Procedure for Accepting or Rescinding the Release. To accept the terms of this Release, I must deliver the Release, after I have signed and dated it, to Electromed by hand or by mail within the 21-day period that I have to consider this Release. To rescind my acceptance, I must deliver a written, signed statement that I rescind my acceptance to Electromed by hand or by mail within the 15-day rescission period. All deliveries must be labeled confidential and made to Electromed at the following address:

Attn: Diane Kaufman, Vice President, Human Resources
Electromed, Inc.
500 6th Ave NW,
New Prague, MN 56071

If I choose to deliver my acceptance or the rescission of my acceptance by mail, it must be (1) postmarked within the period stated above; (2) properly addressed to Electromed at the address stated above; and (3) sent by certified mail, return receipt requested.

Interpretation of the Release. This Release should be interpreted as broadly as possible to achieve my intention to resolve all of My Claims against the Corporation. If this Release is held by a court to be inadequate to release a particular claim encompassed within My Claims, this Release will remain in full force and effect with respect to all the rest of My Claims.

Governing Law, Jurisdiction and Venue. The validity, interpretation, performance, and enforcement of this Release shall be governed by the laws of the State of Minnesota without regard to conflicts-of-laws provisions that would require application of any other law. I consent to jurisdiction of the courts of the State of Minnesota and/or the federal district courts, District of Minnesota, for the purpose of resolving all issues of law, equity, or fact arising out of or in connection with this Release. Any action involving claims of a breach of this Release shall be brought solely in such courts. I consent to personal jurisdiction over me in the state and/or federal courts of Minnesota and hereby waive any defense of lack of personal jurisdiction. Venue, for the purpose of all such suits commenced in state court, shall be in Scott County, State of Minnesota.

My Representations. I am legally able and entitled to receive the Consideration being provided to me in settlement of My Claims. I have not been involved in any personal bankruptcy or other insolvency proceedings at any time since I began my employment with Electromed. No court orders requiring that money owed to me by Electromed be paid to any other person are now in effect.

I have read this Release carefully. I understand all of its terms. In signing this Release, I have not relied on any statements or explanations made by the Corporation except as specifically set forth in this Release or the Transition Letter. I am voluntarily releasing My Claims against the Corporation. I intend this Release to be legally binding.

Date:
Christopher Holland